Exhibit 10.1

AMERICAN VANGUARD CORPORATION

DESCRIPTION OF COMPENSATORY ARRANGEMENTS

APPLICABLE TO NON-EMPLOYEE DIRECTORS FOR 2005

American Vanguard Corporation (the “Company”) has the below compensatory arrangements with the non-employee members of its Board of Directors:

Cash Compensation:

Effective as of January 1, 2005, each non-employee director of the Board of Directors is entitled to receive cash compensation for his or her services on the Board of Directors as follows:

•	Quarterly retainer fee of $5,000 for services on the Board of Directors.

•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.

•	Quarterly retainer fee of $1,250 for service as chairperson of the Compensation Committee or the Nominating and Corporate Governance Committee.

•	Attendance fee of $2,500 per meeting of the Board of Directors.

•	Attendance fee of $1,000 per meeting of the committees of the Board of Directors, except that the Audit Committee chairperson will receive an attendance fee of $1,500 per Audit Committee meeting.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board of Directors.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended through May 12, 2005 (the “Plan”), each non-employee director of the Board of Directors is entitled to receive awards of Restricted Stock or Restricted Stock Units (as each term is defined in the Plan) of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows:

•	In connection with each non-employee director’s election or re-election to the Board of Directors, such director is entitled to receive an award that equals $50,000 (the “Stock Award”).

•	If a person is appointed to the Board of Directors for any partial year (for example, due to a vacancy on the Board of Directors), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board of Directors.

•	Each Stock Award will be calculated based on the closing price of the Common Stock, as reported on the American Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.